Exhibit 99.1
February 16, 2010
Dear Shareholder:
Attached you will find the 2009 unaudited financial summary for The National Bank of Indianapolis Corporation. As you review the financial results for 2009, please note that the Corporation finished the year with total assets of over $1.233 billion. This compares to total assets of $1.117 billion in 2008 for a growth rate of $116 million or 10.4%.
During this past year, your Corporation also remained profitable. Net income for 2009 was $112,000 compared $3,784,000 for 2008. On a fully diluted basis, earnings per share totaled $0.05 per share, compared to $1.58 in 2008.
For the fourth quarter of 2009, the Corporation recorded a net loss of $604,000 compared to a profit of $385,000 for the same period in 2008. Results for the fourth quarter of 2009 included a provision for loan losses of $4,050,000 as compared to our fourth quarter net charge offs of $7,219,000. Loans charged off in the fourth quarter were primarily attributable to two commercial real estate relationships and a small number of other borrowers that were affected by the general decline in the economy. The reserve for loan losses is now over $13,700,000, which we believe is adequate in light of continued weakness in the economy.
Deposits showed excellent growth in 2009. In spite of strong competition, we are pleased to report that total deposits now exceed $1,052 million, compared to $966 million at the end of 2008 — up 8.9%.
Fee income was a major contributor to income during 2009. During 2009, the Corporation generated fee income in excess of $12,900,000, up 15% over last year. Part of the fee income success was due to the Wealth Management Division. The Wealth Management Division finished the year with $1.267 billion in assets under administration. Also positively impacting fee income were service charges on deposits, up 25% and interchange income up 15%. Finally, residential mortgage banking had a very successful year in 2009, generating income in excess of $1,575,000 compared to $62,000 in 2008.
Another important 2009 milestone relates to capital. As of December 31, 2009, total shareholders equity at the Corporation exceeded $73.0 million and book value per share reached $31.65. The Corporation continues to be above the highest level of regulatory capital ratios.

Turning to our banking offices, our newest banking center located in north Geist at 116th and Olio Road is fully staffed and open. Our marketing campaign is underway and we have begun to deliver outstanding personal service to our target market clients in this area. We continue to believe that the high growth and attractive demographics in this market will make an excellent addition to our strategically placed network of banking centers.
As of this writing, the banking industry is still feeling the effects of the financial crisis and the global recession. Numerous banks continue to report large losses. While some banks have repaid TARP funds, others have not.
The global credit crisis has spread from sub-prime mortgages to commercial and personal loans, and now to commercial mortgage loans. Tenants are downsizing and obtaining rent concessions, leaving landlords with higher vacancies and lower income. The U.S. employment rate remains high at 10%.
There are signs that the recession is winding down and economic activity is increasing. Some housing markets are seeing prices stabilize and inventories fall. Fourth quarter gross domestic product grew at its fastest pace in six years. Consumer spending also increased and there was a sharp jump in business spending. GDP has now expanded in two straight quarters.
It is unclear whether this economic growth will continue and when employment levels will rise. However, we are committed to stay the course with our conservative management philosophy and emerge from the financial crisis in a position of strength.
In summary, The National Bank of Indianapolis Corporation faced many challenges from a global recession and a badly battered commercial real estate market. Yet, the Corporation remained profitable in 2009 while achieving strong growth in assets, deposits, and fee income. As always, we appreciate the continued support of our shareholders, employees, clients, and Directors and we thank you for your confidence.
Sincerely,

/s/ Michael S. Maurer	/s/ Morris L. Maurer	/s/ Philip B. Roby

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and Chief Executive Officer	Executive Vice President and Chief Operating Officer

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

FOURTH QUARTER 2009 HIGHLIGHTS
Selected Balance Sheet Information

(in thousands)	Dec. 31, 2009	Dec. 31, 2008
	(unaudited)	(audited)
Total Assets	$1,233,630	$1,117,784
Loans	864,722	904,207
Reserve for Loan Losses	(13,716)	(12,847)
Investment Securities	162,218	140,544
Total Deposits	1,052,065	965,966
Shareholders’ Equity	73,031	72,212
Selected Income Statement Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2009	2008	2009	2008
Net Interest Income	$9,327	$8,587	$36,218	$35,928
Provision for Loan Losses	4,050	2,425	11,905	7,400
Non-Interest Income	3,340	2,817	12,903	11,204
Non-Interest Expense	9,956	8,688	38,354	34,706
Pretax Income	(1,339)	291	(1,138)	5,026
Net Income	(604)	385	112	3,784
Selected Per Share Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Basic Earnings Per Share	$(0.26)	$0.17	$0.05	$1.64
Diluted Earnings Per Share	$(0.26)	$0.16	$0.05	$1.58
Book Value per Share	$31.65	$31.48	$31.65	$31.48